EXHIBIT 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this “Agreement”) is entered into as of September 21, 2011 by and between First Colombia Gold Corp. (“FCGC”) and Temasek Investments Inc. (“Temasek”).

RECITALS

A.
FCGC and Temasek are parties to a Mineral Right Option Agreement, effective as of September 18, 2008, and amended by Amendment No. 1, dated May 12, 2009, Amendment No.2, dated February 3, 2010, and Amendment No.3, dated June 25, 2010 (collectively, the “Mineral Right Option Agreement”), which provides for the acquisition by FCGC of four separate options (the “Options”), each providing for the acquisition of a twenty-five percent interest in certain mineral rights in certain properties in Peru (the “Mineral Rights”).

B.
The Mineral Rights are currently owned by Rio Santiago Minerales S.A.C. (“Rio Santiago”).   Beardmore Holdings, Inc. (“Beardmore”) owns 999 shares of the 1,000 shares of Rio Santiago that are issued and outstanding. Temasek owns the single remaining share of Rio Santiago. FCGC’s acquisition of each twenty-five percent interest in the Mineral Rights was structured to occur through the transfer of twenty-five percent of the outstanding shares of Beardmore to FCGC upon the exercise of each twenty-five percent Option.

C.
FCGC completed the exercise of the initial and second twenty-five percent Options in accordance with the terms of the Mineral Right Option Agreement, which resulted in the acquisition by FCGC of an aggregate fifty percent interest in the Mineral Rights, through the transfer of fifty percent of the issued and outstanding shares of Beardmore.

D.
FCGC did not fulfill the obligations required to complete the exercise of the third and fourth twenty-five percent Options, and as a result, the third and fourth twenty-five percent Options lapsed as of July 5, 2010.

E.
In order to settle all unresolved matters in connection with the foregoing, Temasek has proposed, and FCGC has agreed to the terms of such proposal, that FCGC return the entirety of the shares of Beardmore which were transferred to FCGC through exercise of the Options, in consideration for the release by Temasek of all outstanding obligations of FCGC under the Mineral Right Option Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants, promises and benefits made in and derived from this Agreement, FCGC and Temasek hereby agree as follows:

1.           Recitals. The above Recitals are true and correct.

2.           Release by Temasek.

(a)           As full consideration for the return and full relinquishment of all of the shares of Beardmore held by FCGC, Temasek hereby agrees to release FCGC from all of its outstanding obligations under the Mineral Right Option Agreement, including without limitation, the termination of:

i.             FCGC’s obligation to issue 6,000,000 of its shares to Temasek;

ii.            The $250,000 convertible promissory note, dated June 25, 2010, including any and all rights and interests of Temasek to payments of principal and interest thereunder; and

iii.           The $3,250,000 convertible promissory note, also dated June 25, 2010, including any and all rights and interests of Temasek to payments of principal and interest thereunder (collectively, the “Outstanding Obligations”).

(b)           Effective as of the date of this Agreement, Temasek, for itself, its predecessors, successors, subsidiaries, affiliates and assigns, does hereby fully, unconditionally and irrevocably waive as against, and release, FCGC and its officers, directors, stockholders, partners, members, parents, affiliates, agents, representatives, predecessors, successors and assigns, of and from any and all actions, causes of action, claims, demands, damages (including without limitation compensatory or punitive damages), defenses, counterclaims, setoffs of any kind, costs, penalties, attorneys’ fees or expenses, whether known or unknown, whether contingent or liquidated, whether in contract, tort, statute or under any other legal theory, arising out of or relating to the Mineral Right Option Agreement or Outstanding Obligations and in connection with any act or omission by FCGC relating thereto.

3.           Releases by FCGC.

(a)           As full consideration for Temasek’s release of the Outstanding Obligations, FCGC agrees to return and relinquish all shares of Beardmore which FCGC acquired through the exercise of the Mineral Rights Options, which amounts to fifty percent of the total issued and outstanding shares of Beardmore, representing a fifty percent interest in the Mining Rights.

(b)           Effective as of the date of this Agreement, FCGC, for itself, its predecessors, successors, subsidiaries, affiliates and assigns, does hereby fully, unconditionally and irrevocably waive as against, and release, FCGC and its officers, directors, stockholders, partners, members, parents, affiliates, agents, representatives, predecessors, successors and assigns, of and from any and all actions, causes of action, claims, demands, damages (including without limitation compensatory or punitive damages), defenses, counterclaims, setoffs of any kind, costs, penalties, attorneys’ fees or expenses, whether known or unknown, whether contingent or liquidated, whether in contract, tort, statute or under any other legal theory, arising out of or relating to the Mineral Right Option Agreement and in connection with any act or omission by Temasek relating thereto.

4.           Miscellaneous.

(a)           Entire Agreement. This Agreement reflects the entire understanding of the parties with respect to the subject matter herein contained, and supersedes any prior negotiations or agreements (whether written or oral). The terms of this Agreement may not be waived, amended or supplemented except in a writing signed by all parties.

(b)           Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Nevada.

(c)           Consultation with Counsel. The parties to this Agreement represent and warrant that they have consulted with legal counsel, and that they enter into this Agreement upon the advice and counsel of their own attorneys, and not upon the advice or counsel of any adverse party.

(d)           Authorization. This Agreement has been duly and validly authorized by all necessary action on the part of all parties hereto. Each party executing this Agreement has authorized those persons signing in its behalf to execute this Agreement and to take all necessary actions to implement this Agreement.

(e)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(f)           Counterpart and Facsimile Signatures. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute the Agreement. Further, copies of signatures transmitted via facsimile or e-mail shall be, and are deemed, sufficient and fully enforceable against the signator.  Any party providing a facsimile or e-mail signature shall promptly provide an original signature page, however, failure to do so shall not alter that party’s obligations under this Agreement or the enforceability thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TEMASEK INVESTMENTS, INC.	FIRST COLOMBIA GOLD CORP.

By: /s/ JOSE E. SILVA	By: /s/ NORMAN BRACHT
Name: JOSE E. SILVA	Name: NORMAN BRACHT
Title: DIRECTOR	Title: CEO